Exhibit 10.10

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT, dated as of the 9th day of December, 2008, is by and between SPHERION CORPORATION, a Delaware corporation (hereinafter referred to as the "Company"), and Loretta A. Penn (hereinafter the "Executive").

RECITALS

A.           The Executive currently serves as the Company's Senior Vice President and Chief Service Excellence Officer, and her services and knowledge are valuable to the Company in connection with the management of its business.

B.           The Company and the Executive are parties to that certain Change in Control Agreement dated July 14, 2008 (the "CIC Agreement").

C.           Certain provisions of the CIC Agreement are subject to Section 409A of the Internal Revenue Code of 1986, as amended ("Code Section 409A").

D.           The Company and the Executive desire to amend the CIC Agreement to conform with the requirements of the final regulations under Code Section 409A upon the terms and subject to the conditions hereinafter set forth.

TERMS AND CONDITIONS

1.        Section 3(b) is amended to read as follows:

(b)           The Executive may terminate her employment with the Company following a Change in Control of the Company for "Good Reason" at any time within two (2) years after the Change in Control. Any failure by the Executive to give such immediate notice of termination for Good Reason shall not be deemed to constitute a waiver or otherwise to affect adversely the rights of the Executive hereunder, provided that the Executive separates from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") prior to the expiration of such two (2) year period. If the Executive terminates her employment as provided in this Section 3(b), then the Executive shall be entitled to the benefits set forth in this Agreement in lieu of any termination, separation, severance or similar benefits under the Executive's Employment Agreement, if any, or under the Company's termination, separation, severance or similar plans or policies, if any.

For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one or more of the following events:

(I)       The assignment to the Executive of any duties inconsistent in any material adverse respect with her position, authority or responsibilities with the Company and its subsidiaries immediately prior to the Change in Control, or any other material adverse change in such position, authority, or responsibilities, as compared with the Executive's position immediately prior to the Change in Control;

(II)        A material reduction by the Company in the amount of the Executive's base salary or annual or long term incentive compensation paid or payable as compared to that which was paid or made available to Executive immediately prior to the Change in Control; or the failure of the Company to increase Executive's compensation each year by an amount which is substantially the same, on a percentage basis, as the average annual percentage increase in the base salaries of other executives of comparable status with the Company;

(III)       The failure by the Company to continue to provide the Executive with substantially similar perquisites or benefits the Executive in the aggregate enjoyed under the Company's benefit programs, such as any of the Company's pension, savings, vacation, life insurance, medical, health and accident, or disability plans in which she was participating at the time of the Change in Control (or, alternatively, if such plans are amended, modified or discontinued, substantially similar equivalent benefits thereto, when considered in the aggregate), or the taking of any action by the Company which would directly or indirectly cause such benefits to be no longer substantially equivalent, when considered in the aggregate, to the benefits in effect at the time of the Change in Control;

(IV)       The Company's requiring the Executive to be based at any office or location more than 50 miles from that location at which she performed her services immediately prior to the Change in Control, except for a relocation consented to in writing by the Executive, or travel reasonably required in the performance of the Executive's responsibilities to the extent substantially consistent with the Executive's business travel obligations prior to the Change in Control;

(V)       Any failure of the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 11 herein; or

(VI)      Any breach by the Company of any of the material provisions of this Agreement or any material failure by the Company to carry out any of its obligations hereunder;

Provided, however, that Executive shall be deemed to have Good Reason only if (i) Executive provides the Company with written notice of the condition described above in this Section 3(b) within ninety (90) days of the existence of such condition, and (ii) the Company fails to remedy such condition within thirty (30) days of receipt of such notice.

2.        Section 4 is amended to read as follows:

4.        Notice of Termination

Any termination of the Executive's employment following a Change in Control, other than a termination as contemplated by Sections 3(a)(i) or 3(a)(iii) shall be communicated by written "Notice of Termination" by the party affecting the termination to the other party hereto. Any "Notice of Termination" shall set forth (a) the intended effective date of termination, which shall not be less than fifteen (15) or more than thirty (30) days after the date the Notice of Termination is delivered; (b) the specific provision in this Agreement relied upon; and (c) in reasonable detail the facts and circumstances claimed to provide a basis for such termination and the entitlement, or lack of entitlement, to the benefits set forth in this Agreement. Notwithstanding the intended effective date stated in the Notice or anything in this Agreement to the contrary, the “Termination Date” shall be the date on which the Executive separates from service with the Company, within the meaning of Section 409A of the Code. If within fifteen (15) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a good faith dispute exists concerning the termination, the dispute should be resolved in accordance with the provisions of Section 18 hereof. Notwithstanding the pendency of any such dispute referred to in the preceding sentence, the Company shall continue to pay the Executive her full compensation then in effect and continue the Executive as a participant in all compensation, benefits and perquisites in which she was then participating, until the dispute is finally resolved, provided the Executive is willing to continue to provide full time services to the Company and its subsidiaries in substantially the same position, if so requested by the Company. If the Executive offers to continue to perform services and the Company declines to accept the offer (such that Executive separates from services within the meaning of Section 409A of the Code), then payment of any amounts payable pursuant to this Section 4 that would be considered deferred compensation payable on account of separation from service shall, to the extent required under Section 409A of the Code, be delayed until the date that is six (6) months after the date of separation from service. Amounts paid under this Section 4 shall be in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. If a final determination is made, pursuant to Section 18, that Good Reason did not exist in the case of a Notice of Termination by the Executive, the Executive shall have the right to be reinstated with the Company by delivering written notice of same to the Company within three (3) business days of the date of such final determination.

3.        Section 5 is amended to read as follows:

5.        Termination Benefits

(a)      Severance Payment. Subject to the conditions set forth in this Agreement, on the Termination Date the Company shall pay the Executive (reduced by any applicable payroll or other taxes required to be withheld) a lump sum severance payment, in cash, equal to two (2) times the sum of Executive's annual salary for the current year plus her annual incentive award target for the current year (provided that if the Notice of Termination is given prior to the determination of the Executive's salary or annual incentive award target for the year in which the Termination Date occurs, the amounts shall be based on the annual salary for the prior year and the greater of the annual incentive award target for the prior year or the actual incentive award earned by the Executive for the prior year). The current year shall be (A) for the purposes of determining annual salary, the year then generally used by the Company for settingsalaries for senior-level executives (currently April 1 through the following March 31), and (B) for purposes of determining annual incentive award target, the fiscal year then generally used by the Company for setting annual incentive award targets for senior-level executives, in which the Termination Date occurs, and the prior year shall be the twelve-month period immediately preceding the current year;

salaries for senior-level executives (currently April 1 through the following March 31), and (B) for purposes of determining annual incentive award target, the fiscal year then generally used by the Company for setting annual incentive award targets for senior-level executives, in which the Termination Date occurs, and the prior year shall be the twelvemonth period immediately preceding the current year;

(b)           Expenses. Reimbursement for expenses incurred by the Executive in accordance with the Company's policy but not reimbursed prior to the date of such termination of employment;

(c)           Payment of Deferred Compensation. Notwithstanding anything contained herein or in any deferred compensation arrangement to the contrary, to the extent the Executive is deemed a "key employee" for purposes of Section 409A of the Code, and notwithstanding any contrary provision which exists in any of the Company's deferred compensation plans, any payment of deferred compensation to the Executive under this Agreement or any other deferred compensation arrangement shall be delayed for a period of six (6) months after the Termination Date to the extent required by Section 409A of the Code. For purposes of determining whether any payment of deferred compensation is subject to the six (6)-month delay, each payment under this Agreement shall be considered a separate payment. The six (6)-month delay shall not apply to any payments that are exempt from Section 409A of the Code, including, without limitation, any payments that are exempt under the short-term deferral exemption under Treas. Reg. §1.409A-1(b)(4). The Company and the Executive intend that the Severance Payment provided under Section 5(a) qualify for the short-term deferral exemption, and therefore it shall not be subject to the six (6)-month delay.

4.        Section 6(b) is amended to read as follows:

(b)           Retirement Benefits

(i)           For purposes of this Agreement, “Retirement” shall mean the Company’s termination of the Executive’s employment within two years following a Change in Control of the Company and at or after the date on which the Executive attains age 65; provided, however, that any termination for Cause or due to Death or Disability shall not constitute Retirement.

(ii)           Subject to Section 6(b)(iii), the Executive shall be deemed to be completely vested under the Company’s 401(k) Plan, Deferred Compensation Plan or other similar or successor plans which are in effect as of the date of the Change in Control (collectively, the “Plans”), regardless of the Executive’s actual vesting service credit thereunder.

(iii)           Any part of the foregoing retirement benefits which are otherwise required to be paid by a tax-qualified Plan but which cannot be paid through such Plan be reason of the laws and regulations applicable to such Plan, shall be paid by the Company.

(iv)           The payments described in Section 6(b)(iii) shall be paid thirty (30) days following the Date of Termination in a single lump sum cash payment (of equivalent actuarial value to the payment calculated hereunder using the same actuarial assumptions as are used in calculating benefits under the Plan but using the discount rate that would be used by the Company on the Date of Termination to determine the actuarial present value of projected benefit obligations); provided, however, to the extent Executive is deemed a “key employee” for purposes of Section 409A of the Code, payment shall be delayed for a period of six (6) months following the Executive’s separation from service to the extent required by Section 409A of the Code. Any benefits under a nonqualified deferred compensation plan that become vested pursuant to Section 6(b)(ii) shall be paid in accordance with the terms of such plan.

5.        Section 7 is amended to read as follows:

7.        Payment of Certain Costs

Except as otherwise provided in Section 18, if a dispute arises regarding a termination of the Executive or the interpretation or enforcement of this Agreement, within the ten (10) year period subsequent to a Change in Control, all of the reasonable legal fees and expenses incurred by the Executive during such period, and all Arbitration Costs (as hereafter defined) during such period in contesting any such termination or obtaining or enforcing all or part of any right or benefit provided for in this Agreement or in otherwise pursuing all or part of her claim will be paid by the Company, unless prohibited by law. The Company shall make payments due to or on behalf of Executive under this Section 7 promptly upon receipt of notice from Executive and in no event later than the last day of the year following the year in which such fees or expenses are incurred. The Company further agrees to pay pre-judgment interest on any money judgment obtained by the Executive calculated at the prime interest rate reported in The Wall Street Journal in effect from time to time from the date that payment to her should have been made under this Agreement.

6.        Section 19 is amended to read as follows:

19.        Release and Conditions.

Any and all payments and benefits provided by the Company to the Executive under this Agreement shall be conditioned on the following: (i) Executive’s continued compliance with the confidentiality provisions contained herein: (ii) the Executive’s timely execution and delivery of a full release and settlement of any and all claims against the Company; and (iii) the Executive’s timely execution and delivery of a non-disparagement agreement and continued compliance therewith. The Company shall deliver the release and non-disparagement agreement within ten (10) days of the date of the Termination Date, and Executive must deliver the executed release and non-disparagement agreement to the Company no later than forty-five (45) days following the Termination Date.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the day and year first above set forth.

SPHERION CORPORATION
By:	/s/ John D. Heins
Name:	John D. Heins
Title:	Senior Vice President and Chief Human Resources Officer

EXECUTIVE
By:	/s/ Loretta A. Penn
Name:	Loretta A. Penn